APPENDIX A

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to the use of our report dated February 17, 2006 (except for the last paragraph of Note K, as to which the date is March 28, 2006), in Prospectus Supplement No. 11 to Form SB-2 (Registration No. 333-122097), and prospectus, as amended, of Hemobiotech, Inc.


/s/ Eisner LLP
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New York, New York
April 3, 2006